Portions of this exhibit marked with a series of X's have been deleted pursuant to the Company's application for Confidential Treatment of such information.


                                                                   EXHIBIT 10.17



                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT is made and entered into as of October 6, 1997 by and between INTERNATIONAL LICENSING CORPORATION , a Luxembourg corporation ("Licensor"), whose address is 15, rue de la Chapelle, L-1325 Luxembourg, and AZUREL LTD., a New York corporation ("Licensee"), whose address is 509 Madison Avenue, Suite 804, New York, New York 10022, with reference to the following facts:

     WHEREAS Licensor has been granted the rights to license and enter into agreements with third parties to utilize certain trademarks and tradenames owned by Hang Ten International ("HTI"), a California corporation, including the words "Hang Ten", designs showing bare footprints, and combinations thereof (all of the above shall be hereinafter referred to as the "Trademarks"); and s
     WHEREAS Licensee seeks a License from Licensor to design, manufacture, advertise, sell and promote the items listed in Appendix "A"; said item(s) hereinafter referred to as the "Licensed Items"; and

     WHEREAS The parties hereto agree that Licensor shall grant to Licensee a license to use the Trademarks in the design, manufacture, advertising, sale and promotion of the Licensed Items, subject to each of the terms, provisions and conditions of the Special Provisions (the "S.P.'s") and General Provisions (the "G.P.'s") hereof. This Agreement consists of the S.P.'s and the G.P.'s, as said S.P.'s are set forth below, and as said G.P.'s are attached hereto and incorporated by reference as though fully set forth herein. (Whenever the term "Agreement" or "License Agreement" is used, it specifically includes both the S.P.'s and the G.P.'s). In case of a difference, conflict and/or discrepancy between the S.P.'s and G.P.'s, the S.P.'s shall control and prevail.

                    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                               SPECIAL PROVISIONS

     S.P. 1    GRANT OF LICENSE AND DESIGNATION OF LICENSED

ITEMS:
A) Effective October 1, 1997 and subject to Paragraph B below, Licensor grants to Licensee, for the period hereinafter specified and upon the terms, provisions and conditions of this License Agreement, the exclusive right and license to use the Trademarks within the Territory as Territory is defined in Article S.P. 3, in the design, manufacture, advertising, sale and promotion of the Licensed Items. In the event of any question regarding the definition of products which Licensee may wish to produce pursuant to this Agreement, the final decision shall rest in the sole discretion of Licensor. The rights granted to Licensee herein are limited to use on or in connection with the Licensed Items and Licensee specifically agrees not to use the Trademarks or give consent to the use of any of them in any manner or on any product or item, except as set forth in this Agreement, without the prior written consent of Licensor, or in any manner inconsistent with Licensor's grant of rights to Licensee herein.




                                                               Page 1 of 9 Pages

B) Licensor reserves the exclusive right to use and license the Trademarks with respect to the Licensed Items for premiums, giveaways and promotional sales, sales solely within Hang Ten branded retail stores and for direct mail sales to retail consumers.

C) Licensor represents that the Trademarks shall be registered for use on the Licensed Items in the United States and Licensor will, at its own expense, take whatever steps are necessary to register the Trademarks for use on the Licensed Items in the remainder of the Territory and in those countries to which the Territory is expanded. Licensor represents that it has no knowledge that the use of the Trademarks on the Licensed Items constitutes an infringement of another trademark anywhere in the Territory. If, at any time, during the term of the Agreement or renewal terms, Licensee is prevented from selling the Licensed Items in a portion of the Territory, then, in addition to whatever other remedies Licensee may have, Licensee shall be relieved of its obligations with regard to such country including its obligations to make Minimum Sales or to pay Minimum Royalties.

     S.P. 2 PREVIOUS LICENSEE: Notwithstanding anything contained herein, Licensee specifically agrees that this exclusive right and license may be subject to a former third party licensee's prior disposition rights, as exemplified by Article G.P. 17 hereof, and acknowledges that its rights under this Agreement are subject thereto, and such disposition rights shall neither alter nor diminish Licensee's duties and obligations hereunder. Licensor represents that excluding Master Licensee Agreements, there are no other existing licenses for the Trademarks for the Licensed Items.

     S.P. 3 GEOGRAPHIC AREA: The rights granted to Licensee hereunder may be exercised by Licensee only within the United States of America and its territories and possessions (including the Commonwealth of Puerto Rico, Guam and all U.S. military bases worldwide), Canada and Mexico, and shall be exclusive therein. The rights granted to Licensee for duty free distribution and in the countries of the Middle East which include Saudi Arabia, United Arab Emirates, Kuwait, Oman, Iran, Lebanon, Bahrain and Jordan, are limited to use on or in connection with the Licensed Items and Licensee specifically agrees not to use the Trademarks or give consent to the use of any of them in any manner or on any product or item, without the prior written consent of Licensor. In addition, Licensee shall have the worldwide right to sell to duty-free shops, including facilities of international airlines, international airports, cruise lines and duty-free shops at border crossings. (Licensee's "Territory" shall include the above-listed countries as well as the worldwide duty-free shops). Upon Licensee's request, Licensor may, in its sole discretion, extend the areas in which Licensee may exercise said rights, but any extension shall, in each instance, be first evidenced by a written and duly executed amendment to this Agreement for such periods and upon such terms and conditions mutually acceptable to both Licensor and Licensee. Licensor shall not offer a license of the Trademarks for use on the Licensed items in any location without offering said license first to Licensee, for a period of thirty (30) days. Notwithstanding the foregoing, Licensee agrees that it possesses no rights to and shall not sell the Licensed Items to exporters or others for resale or reshipment outside of the Territory.

     S.P. 4 TERM: This Agreement shall consist of two separate terms. The first term shall be for a period commencing as of October 1, 1997 and ending March 31, 1999 (the "First Term"). The second term shall commence on January 1, 1999 and continue for five (5)

                                                               Page 2 of 9 Pages
years and until December 31, 2003 unless sooner terminated or extended pursuant hereto (the "Second Term").

During the First Term Licensee shall distribute the Licensed Items exclusively to Hang Ten stores on the terms set forth in Paragraph S.P.15.

During the Second Term, each period from January 1 through December 31 is hereafter referred to as the "(sequential number) Contract Year", with the exception of the "First Contract Year" which shall be for the period January 1, 1999 through December 31, 1999; for example, the period from January 1, 2000 through December 31, 2000 shall be referred to herein as the "Second Contract Year" and so forth. When the term "Contract Year" is used, it shall mean each of the First Contract Year, the Second Contract Year, and so forth.

     S.P. 5    FAILURE TO MARKET:

A) Notwithstanding the above grant of rights to Licensee, in the event that Licensee is not actively and substantially producing any of the separately denoted Licensed Item(s) by June 1, 1998, or fails to have such Item(s) available to the trade in commercially reasonable quantities during any ninety
(90) day period thereafter (except seasonal items out of season), then Licensor, at its option, may terminate this Agreement with respect to such Licensed Item(s) upon giving thirty (30) days written notice to Licensee. If the Licensee has not cured this failure within that time (or commenced activities necessary to cure), Licensor shall be free to proceed with any third party for such Licensed Item(s). Notwithstanding any such termination as provided in this Paragraph, provided that Licensee is still producing one or more of the Licensed Items, the balance of this Agreement shall remain unaffected, Licensee's rights and obligations shall be exactly as provided in this Agreement, and there shall be no reduction or alteration of any Minimum Royalty or Minimum Net Shipment amount stated in this Agreement.

B) In addition to the above requirement concerning marketing of the Licensed Items, in the event that Licensor requests Licensee to produce and market particular specimens of goods that Licensee is offering in other lines sold by Licensee, and Licensee declines to produce and market same, Licensor shall have the right to contract with any third party for production of the declined specimens, after thirty (30) days and shall further have the right to sell such items itself or through a third party. Licensee shall have fifteen (15) working days from the date of Licensor's solicitation to accept or decline Licensor's request as stated hereinabove.

     S.P. 6 ROYALTIES: Licensee shall pay to Licensor as royalties for the rights granted hereunder the greater of the Minimum Royalty set out in Article S.P. 8 or a sum equal to five percent (5%) of Licensee's actual Net Shipments of Licensed Items, as "Net Shipments" is defined in Article G.P. 1. provided however that no royalties shall be owed to Licensor for sales to the Hang Ten retail stores. Such royalties shall be paid and accounted for on a monthly basis in accordance with Article G.P. 3.

     S.P. 7 ADVANCE DEPOSIT: Licensee shall pay to Licensor US$ 10,000 upon signing by Licensee of this Agreement as an Advance Deposit to be applied against royalties due under Articles S.P. 6 and S.P. 8 during the First Contract Year.





                                                               Page 3 of 9 Pages

     S.P. 8 MINIMUM ROYALTY: Licensee shall pay a Minimum Royalty to Licensor as follows: Middle East/ United States Canada Mexico Duty-Free Total

First Contract Year (1999)       US$XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Second Contract Year (2000)      US$XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Third Contract Year (2001)       US$XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Fourth Contract Year (2002)      US$XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Fifth Contract Year (2003)       US$XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

however, the Minimum Royalty for the Second Contract Year and each succeeding Contract Year shall be the amount stated above, or 75% of the preceding Contract Year's actual royalties due, whichever is greater.

The above Minimum Royalties shall be due and payable on or before the 20th day of the month following each Contract Year calendar quarter at the rate of 25% per quarter for each of the respective Contract Years. In the event actual royalties paid monthly are less than the quarterly minimums set forth above, Licensee will be responsible for the difference between actual royalties paid on Net Shipments and the cumulative Minimum Royalties due.

     S.P. 9 MINIMUM NET SHIPMENTS OF LICENSED ITEMS: Notwithstanding anything to the contrary set forth herein, Licensee shall maintain Minimum Net Shipments as follows: Middle East/ United States Canada Mexico Duty-Free Total

First Contract Year (1999) US$ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX Second Contract Year (2000) US$ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX Third Contract Year (2001) US$ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX Fourth Contract Year (2002) US$ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX Fifth Contract Year (2003) US$ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


however, the Minimum Net Shipments for the Second Contract Year and each succeeding Contract Year shall be the amount stated above or 75% of the preceding Contract Year's actual Net Shipments for each respective country/category, whichever is greater.

     If Licensee fails to maintain the required Minimum Net Shipments, Licensor may terminate this Agreement by written notice delivered to Licensee within six
(6) months after the end of the Contract Year in which Licensee failed to maintain such required Minimum Net Shipments. Any such termination shall not affect Licensee's obligations to pay any amounts due to Licensor, arising or accruing prior to or as of the date of such termination including but not limited to a claim for the balance of Minimum Royalties, pro-rated to the date of termination. Licensee and Licensor shall have all of the rights and obligations set forth in G.P.17 regarding termination. Licensee shall not be permitted to cross-collateralize Net Shipments achieved in one country/category with Minimum Net Shipments in respect of any other country/category within the Territory.



                                                              Page  4 of 9 Pages

     S.P. 10 ADVERTISING REQUIREMENTS:

A) In each Contract Year, Licensee shall expend at least a sum equal to the greater of two percent (2%) of Licensee's Minimum Net Shipments (as Minimum Net Shipments are defined at Article S.P. 9) or two percent (2%) of Licensee's actual Net Shipments (as "Net Shipments" is defined in Article G.P. 1) for that Contract Year for institutional advertising and promotion of the Licensed Items. (Institutional advertising and promotion shall include trade and/or consumer media such as newspapers, magazines, television and/or radio, but does not include catalogues and brochures.) Concurrently with the rendition of the annual report required by Article G.P. 4, Licensee shall submit a report certified as accurate by Licensee's Chief Financial Officer evidencing the performance of its financial obligation during the preceding Contract Year for such institutional advertising and promotion. If said annual report shows that less than the required amount was spent, the difference between the amount actually spent and the amount to be spent must be remitted to Licensor within thirty (30) days for use in the Hang Ten Advertising and Promotion Program Pool.

(B) In addition to and separate from the institutional advertising requirement as set forth in Article S.P. 10(A), Licensee shall pay to Licensor for the Hang Ten Advertising and Promotion Program Pool (the "Ad Pool"), the greater of the "Minimum Ad Pool Fee" set forth below, or a sum equal to one percent (1%) of Licensee's actual Net Shipments (as Net Shipments is defined in Article G.P. 1). Such actual Ad Pool fees shall be paid and accounted for on a monthly basis in accordance with Article G.P. 3.

         The Minimum Ad Pool Fee shall be due and payable on or before the 20th day of the month following each Contract Year quarter at the rate of 25% per quarter for each of the respective Contract Year quarters. The actual Ad Pool fees paid monthly will be applied against the quarterly minimums set forth below, and Licensee will be responsible only for the difference between actual Ad Pool fees paid on Net Shipments and the cumulative Minimum Ad Pool Fee due.

                                    MINIMUM AD POOL FEE
                                    -------------------
                                                           MIDDLE EAST/
                           UNITED STATES  CANADA    MEXICO  DUTY-FREE  TOTAL
                           -------------  ------    ------  ---------  -----

First Contract Year (1999)    US$  3,000   1,000    1,500    2,000    7,500
Second Contract Year (2000)   US$  6,000   2,000    3,000    4,000   15,000
Third Contract Year (2001)    US$ 11,000   3,000    4,000    7,000   25,000
Fourth Contract Year (2002)   US$ 13,500   3,500    4,500    8,500   30,000
Fifth Contract Year (2003)    US$ 16,000   4,000    5,000   10,000   35,000

C) The payments required under both Paragraphs (A) and (B) of this Article S.P. 10 are separate from and in addition to Licensee's obligations to pay actual and Minimum Royalties under this Agreement, and may not be applied against or credited towards such royalty obligations.

D) Licensee shall submit to Licensor for prior approval all advertising and promotional items, programs and materials relating to the Licensed Items at least twenty (20) days prior to media deadlines. Licensor shall have the right to disapprove any proposed items which do not



                                                               Page 5 of 9 Pages
meet Licensor's standard requirements as to image and character. Failure of Licensor to disapprove of same within fifteen (15) days after Licensor's receipt thereof shall constitute approval.

     S.P. 11 ADDRESS FOR NOTICES: All notices and other communications required under this Agreement shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to Licensee at its address as set forth above in the introductory Paragraph of this Agreement, and to Licensor at the following address:

International Licensing Corporation
15, Rue de la Chapelle
L-1325 Luxembourg

All items required under G.P. 11, and a copy of all notices and communications should be delivered to:

International Licensing (California) Corp.
3636 Nobel Drive
Suite 400
San Diego, CA 92122
Attention: Paul B. Epner, President

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received 144 hours after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give notice of a change of its address to the other party to this Agreement.

     S.P. 12 TIME IS OF THE ESSENCE IN EXECUTION: Licensee and Licensor acknowledge that time is of the essence with respect to the Licensor's and Licensee's execution and delivery to Licensor of this license agreement, which shall occur no later than October 15, 1997. This license agreement shall have no force and effect unless and until signed by both Licensee and Licensor.

     S.P. 13 FISCAL YEAR: Licensee's fiscal year is January to December.

     S.P. 14 PRODUCT DISTRIBUTION: Licensee acknowledges the marketing techniques and retailing standards of Licensor and agrees to maintain these standards to protect the value of the Trademarks and the image of the Licensed Items. Licensee shall maintain the same or higher standards for the selection of retail, wholesale and other outlets as those maintained by Licensor, namely those stores that are commonly referred to in the market as "up-market" stores. In the event of any question regarding the type of store or stores to which this requirement applies, Licensee shall first request Licensor's approval of a proposed store or


                                                               Page 6 of 9 Pages
stores and the final decision regarding same shall be determined by Licensor. Licensee acknowledges that Licensor may change such standards from time to time during the term of this Agreement and that the changed standards shall apply to Licensee after reasonable notice thereof. Such changed standards shall not apply to stores in which the Licensed Items are already being sold or which Licensor has previously approved without been given a reasonable time frame to execute the change.

     Licensor shall have the right, at any time, and from time to time, to disapprove of the sale of Licensee's Licensed Items to particular wholesale and/or retail outlets that were previously acceptable, including the right to disapprove of outlets that were previously acceptable. Unless prior written approval is obtained from Licensor, Licensee is specifically prohibited from the sale and distribution of the Licensed Items through (i) any disapproved outlets, and (ii) any factory outlet stores, warehouse sales, parking lot sales, swap meets, flea markets and similar sale or disposal techniques. Licensee's failure to comply with the requirements of this Article S.P. 14 shall constitute a material breach of this License Agreement and Licensor may, at its sole option, terminate Licensee's rights under this Agreement for failure to adhere to these retailing and marketing standards and/or obtain specific performance to enjoin any such actions or threatened actions by Licensee. Licensor's determination as to whether a retail outlet satisfies the criteria of this Article S.P. 14 shall be final and binding as between Licensee and Licensor.

     S.P. 15 DISTRIBUTION TO HANG TEN RETAIL STORES:

     A) Licensee agrees to offer the Licensed Items at manufacturer's cost plus ten percent (10%) on F.O.B., New Jersey, to all Hang Ten retail stores, owned, operated or franchised by Licensor or its affiliates including without limitation to those in the countries of Taiwan, Hong Kong, Macao, Singapore, Philippines, Indonesia, Thailand, Myanmar, China, Vietnam, Malaysia, India and Middle East countries which include Saudi Arabia, United Arab Emirates, Kuwait, Oman, Iran, Lebanon, Bahrain, Qatar, Syria, Egypt, Iraq and Jordan. Such Hang Ten store(s) shall have no obligation to purchase the Licensed Items unless it is reasonably satisfied with the quality, delivery and pricing terms associated therewith, failing which the Hang Ten store(s) shall have the right to purchase the Licensed Items from any third party of their choosing.

     B) Licensee may employ at its own expense a Master Distributor to merchandise the Licensed Items in the Hang Ten retail stores.


                                                               Page 7 of 9 Pages

IN WITNESS WHEREOF, THE AUTHORIZED OFFICERS OF THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

INTERNATIONAL LICENSING CORPORATION
A Luxembourg corporation
("Licensor")

By: /s/Kung Ging Kong, Dennis
    Kung Ging Kong, Dennis
    Director

Dated: _______________________


AZUREL LTD.
A New York corporation
("Licensee")

By    /s/ Gerard Semhon
      Gerard Semhon
      Chief Executive Officer/Chairman

Dated _______________________











                                                               Page 8 of 9 Pages

                                  APPENDIX "A"

                                 Licensed Items



Cologne
Sun Care products
Bath and Shower Gels
Bath soap
Shampoo
Hair Conditioner
Massage Oils

* The above products are included in International Class 3 in the international trademark classification system. Licensee acknowledges that the Trademarks are not currently registered in International Class 3 in Canada, Mexico along with other markets where duty free sales may occur and Middle Eastern Countries covered by this Agreement. Licensor will file new trademark applications on behalf of Hang Ten International in these territories upon execution of this Agreement.



















Page 9 of 9 Pages

                               GENERAL PROVISIONS

THESE GENERAL PROVISIONS AND THE SPECIAL PROVISIONS TO WHICH THEY ARE ATTACHED CONSTITUTE THE LICENSE AGREEMENT BETWEEN INTERNATIONAL LICENSING CORPORATION ("LICENSOR"), AND AZUREL LTD. ("LICENSEE") DATED.

THESE GENERAL PROVISIONS ARE OF FULL FORCE AND EFFECT IN CONJUNCTION WITH THE SPECIAL PROVISIONS HEREOF, PROVIDED, HOWEVER, THAT IN THE EVENT ANY TERM HEREOF IS INCOMPATIBLE AND/OR AT VARIANCE AND/OR AMBIGUOUS WITH ANY TERM OR PROVISION OF THE SPECIAL PROVISIONS, THE SPECIAL PROVISIONS SHALL CONTROL AND PREVAIL.

     G.P. 1 DEFINITION OF "NET SHIPMENTS": "Net Shipments" shall mean the invoice price charged by Licensee for Licensed Items sold and shipped by Licensee, less refunds, credits and allowances actually made or allowed to customers for returned Licensed Items. In the event that Licensee sells to a related party of Licensee, the pricing structure for said sale shall be uniform for all licensees at a reasonable discounted price, excluding at least royalties, advertising, sales commission and discounts. Sales to Hang Ten retail stores shall not be included in Net Shipments for purposes of calculating royalties.

     G.P. 2 LICENSEE'S RECORDS: Licensee shall keep and maintain at its regular place of business, during the term of this Agreement and for twelve months thereafter, complete books and records of all business transacted by Licensee in connection with the Licensed Items, including but not limited to books and records relating to Net Shipments and orders for Licensed Items. Such books and records shall be maintained in accordance with Generally Accepted Accounting Principles consistently applied.

     G.P. 3 LICENSEE'S MONTHLYEPORTS OF SHIPMENTS; ROYALTY PAYMENTS: On or before the 20th day of each month during the term hereof and any extension thereof, Licensee shall deliver to Licensor a written statement, certified to be true and correct by the Chief Financial Officer of Licensee setting forth the gross and Net Shipments by Licensee, itemized by category of Licensed Items, for each of the Licensed Items during the preceding calendar month. Full payment of the amounts due under Articles S.P. 6, S.P. 8 and S.P. 10 hereof shall be wire transferred to Licensor's bank account as designated at Appendix "B" attached hereto. In the event of shipments of Licensed Items prior to commencement of the term hereof, Licensee shall submit monthly reports and royalty payments as if the term had commenced on the date of the first such shipment. If Licensee fails to pay any sum due hereunder within ten (10) days after its due date, the amount owing shall thereupon bear interest until paid at the rate of 18% with the amount of such interest calculated from such time as said amounts were initially due hereunder until they are actually paid. In no event shall the interest rate charged exceed the maximum rate allowable under the relevant provisions of the laws of California and Licensee's domicile.



                                                              Page 1 of 11 Pages

     Concurrent with Licensee's delivery of the above-described monthly report, Licensee shall provide Licensor with a listing of all of Licensee's accounts and customers showing the completed Net Shipments of Licensed Items achieved by Licensee for each account and/or each customer for the previous shipment month. In addition, Licensee shall provide Licensor with a listing, by account, of all account/bookings (open order dollar volume) open at the time of the report.

     G.P. 4 LICENSEE'S ANNUAL REPORTS AND ANNUAL ROYALTY PAYMENTS: On or before the 20th day of the third month following the end of Licensee's fiscal year, Licensee shall render to Licensor a written statement, certified by a certified public accountant, showing gross shipments, Net Shipments, royalties due and royalties paid for Licensee's preceding fiscal year, and for any Contract Year which ended within said fiscal year. If said statement discloses that the amount of royalties paid during any period to which said statement relates was less than the amount required to be paid, Licensee shall pay said deficiency concurrently with the delivery of the statement, together with interest at 18%, with the amount of such interest calculated from such time as said amounts were initially due hereunder until they are actually paid. In no event shall the interest rate charged exceed the maximum rate allowable under the relevant provisions of the laws of California and Licensee's domicile. If said statement discloses that Licensee has paid royalties in excess of the amounts required to be paid, Licensee shall be entitled to a credit equal to such excess royalties against the royalties next accruing under this Agreement. In the event of excess royalty payments during the final year of this Agreement, adjustments shall be made in cash rather than in the form of a credit.

     G.P. 5 AUDIT BY LICENSOR: At all times during the existence of this Agreement and for twelve (12) months thereafter, Licensor, upon giving Licensee at least ten (10) days advance written notice of its intention so to do, shall have the right to inspect or audit all books and records which Licensee is required to maintain pursuant to Article G.P. 2 above. If any such audit shall disclose that Licensee has understated Net Shipments or underpaid royalties for any reporting period, Licensee, upon written demand, shall forthwith pay the amount, if any, by which the royalties owing exceed royalties paid, with additionally, interest at 18% from such time as said amounts were initially due. In the event that Licensee has understated Net Shipments in excess of 2% or underpaid royalties in excess of 2% of the amount due for any Contract Year, Licensee shall forthwith and upon written demand also pay all costs, fees and expenses incurred by Licensor in conducting such audit, including, without limitation, reasonable travel expenses. Should such audit disclose that the royalties paid exceed the royalties due, Licensee shall receive credit equal to such excess royalties against the same royalties next accruing, except that when such audit is conducted at the expiration of the Agreement, any excess royalty payments revealed by such audit will be remitted to Licensee within thirty (30) days thereafter.

     G.P. 6 BEST EFFORTS OF LICENSEE: Licensee shall use its best efforts and skill to design, manufacture, advertise, sell and ship the Licensed Items and shall continuously and diligently during the term hereof produce an inventory of Licensed Items and procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. A cessation of the above for a continuous period of ninety (90) days shall be grounds for termination, without prior notice. Licensor shall have the right to inspect Licensee's said



                                                              Page 2 of 11 Pages
facilities during regular business hours, without prior notice. Licensor shall use reasonable efforts to make such inspection in the presence of a representative of Licensee.

     G.P. 7 LICENSED ITEMS TO BE KEPT DISTINCTIVE: Licensee shall consistently distinguish the Licensed Items from other products manufactured and sold by Licensee and shall avoid confusing similarity between such the packaging of other products and that of the Licensed Items. Licensee shall take such efforts as are necessary to maintain the Licensed Items as separate and distinct lines in styling, design and merchandising from any other product manufactured or sold by Licensee. Licensor agrees to render reasonable assistance and advice to Licensee concerning style trends and direction. In the event Licensor shall create any design or style and submit the same for use by Licensee, Licensee shall not be required to use it, but regardless of Licensee's election, Licensee shall have no right to such design or style and shall not use it in connection with any product or service other than Licensed Items.

     G.P. 8 ADDITIONAL OBLIGATIONS OF LICENSEE AS TO QUALITY, MERCHANDISING AND OTHER ASPECTS OF LICENSED ITEMS:

A) Licensee shall provide and maintain at its sole cost and expense adequate facilities and qualified personnel to assure and perpetuate the quality of the Licensed Items consistent with the type, style and price range thereof. Licensee's accounting records of sales, shipments and returns of Licensed Items shall be maintained separately from Licensee's accounting records relating to other items manufactured or sold by Licensee.

B) Licensee shall similarly furnish to Licensor, without request, prior to sale or shipment of such items, samples of each proposed new and/or introductory specimen to be utilized so as to insure the consistent high quality of the image and character of the Licensed Items. Licensor shall have the right to disapprove any proposed new sample which does not meet Licensor's standard requirements as to image, quality and character, but failure of Licensor to notify Licensee of such disapproval within fourteen (14) days after receipt of the sample shall constitute Licensor's disapproval.

C) Licensee shall maintain distinctive advertising, design, styling and merchandising for the Licensed Items. Upon request, Licensee, at its sole cost, shall furnish to Licensor photographs and negatives of each previously approved product samples and finished production samples of Licensed Items for Licensor's further approval as to styling, materials and manufacturing quality. Licensor shall not arbitrarily or unreasonably withhold said approval.

D) In addition thereto, prior to submission of such samples to Licensor, Licensee shall conduct normal tests and verification procedures on each such sample to assure that the quality of the Licensed Items are at least equal to the quality of similar competitive non-licensed items manufactured and sold at retail at comparable prices. In the event that Licensed Items are wearing apparel, Licensee shall further conduct tests relating to color fastness, maximum shrinkage, burst strength, curing and the like.

E) Each Licensed Item shall contain thereon at least one representation of the Trademarks. All representations of the Trademarks placed upon any Licensed Item shall be either


                                                              Page 3 of 11 Pages
embroidered, knitted, screenprinted or flocked thereon unless Licensor gives its prior written consent to some alternate method. Licensor specifically reserves the right to withhold approval as to any representation of any of the Trademarks on the Licensed Items, including without limitation any hang tags, labeling or packaging thereof, which does not conform to Licensor's standard requirements regarding uniformity as to such Trademark.

     G.P. 9 RESTRICTIONS UPON SUBCONTRACTS: Licensee shall have the right to enter into subcontracts for the manufacture of Licensed Items; provided, however that Licensee shall first ascertain to its satisfaction that each subcontractor is able to meet Licensee's quality standards and delivery schedules. In any event, Licensee shall not permit any subcontractor to further subcontract the work contracted for and shall discontinue using any subcontractor who shall consistently fail to comply with the required quality standards and/or delivery schedules.

     G.P. 10 LICENSOR - LICENSEE MEETINGS: Licensor shall have the right to call meetings to be held at Licensor's primary place of business not more frequently than once a year, with at least thirty (30) days advance written notice to Licensee. Such meeting shall be called to generally review matters relating to the terms and conditions of this Agreement and the compliance of each of the parties herewith, and to consider policies, planning and performance relating to quality controls, production, marketing, advertising and promotion of the Licensed Items and any other matter or matters of concern. In addition thereto, any party shall have the right to call meetings, as necessary, with at least thirty (30) days advance written notice to the other party to discuss and resolve specific matters of concern as they occur. If such meeting requires the attendance of Licensor then it should be held at Licensor's primary place of business. All meetings shall be attended by the representatives of the parties who are responsible for the performance as to those matters to be discussed and the costs thereof shall be borne by the respective parties. In addition, Licensor holds an annual Licensee convention and it is intended that the convention shall, among other things, foster cooperative projects among licensees, resolve outstanding business matters and provide an opportunity to review current licensee product and advertising. Due to the importance of this convention, Licensor expects Licensee to use its best efforts to have its representative(s) attend and participate.

     G.P. 11 SAMPLES, PROMOTIONAL MATERIALS AND ACCOUNT LISTS:

A) Upon completion of same, Licensee shall make available to Licensor the following:

     1) Current representative samples of all Licensed Items as well as findings, as Licensor or any other licensee may reasonably designate. Licensor, or any other licensee shall pay Licensee's normal salesperson's sample charges for said Licensed Items. Samples provided to Licensor for quality and design approval in accordance with the requirements set forth below shall be provided without cost to Licensor.

     2) Copies of Licensee's advertising, sales and promotional materials when the material is developed and available. Licensee shall keep a reasonable supply of such materials in stock to facilitate requests.



                                                              Page 4 of 11 Pages

     3) Two (2) complete sample lines, at the same time as sample lines are provided to licensee's sales force, at the same price that Licensee charges its salespeople.

     Licensee shall furnish the items specified in Article G.P. 11 (A) 1), 2) and 3) within seven (7) days after said items first become available to Licensee's sales representatives.

B) Licensee acknowledges that providing the above items to Licensor and/or other licensees is of the essence of this Agreement and the recipient of any such items shall be free to incorporate any features or otherwise, in the manufacture of Licensed Items under other license agreements with Licensor; provided, however, that nothing herein shall be construed to alter and/or diminish the exclusive license granted Licensee hereby.

     G.P. 12 PROHIBITION OF ASSIGNMENTS AND TRANSFERS: Without the prior written consent of Licensor, Licensee shall not voluntarily, involuntarily or by operation of law assign or transfer this Agreement or any of Licensee's rights or duties hereunder (except as specifically provided herein) or any interest of Licensee herein, nor shall Licensee enter into any sublicense for the use of the Trademarks by others. Further, without the prior written consent of Licensor, Licensee shall not sell or otherwise transmit or transfer to any party engaged in the design or manufacture of items similar to any of the Licensed Items, any design, style, know-how, technology or other item or knowledge of a technical or competitive nature furnished to Licensee by or through Licensor. Included within the prohibitions set forth herein are: (1) any transfer of any interest of Licensee under this Agreement to any entity in which the present controlling shareholders of Licensee do not have voting control, and (2) any transfer to any other party or parties of voting control of Licensee by its present controlling shareholders. Licensor shall not arbitrarily or unreasonably withhold its consent to any assignment or transfer of ownership or control of Licensee. It shall not be arbitrary or unreasonable for the Licensor to withhold its consent to an assignment or transfer made without its prior permission, even though if its permission had been sought it would have been arbitrary or unreasonable not to grant it. The consent of Licensor to one assignment, transfer or sublicense shall not be deemed to be consent to any subsequent assignment, transfer or sublicense. Any assignment, transfer or sublicense without Licensor's written consent shall be void and at the option of the Licensor shall constitute a default hereunder.

     G.P. 13 NO DILUTION OF TRADEMARKS NO ATTACK UPON TRADEMARKS:

A) Licensee shall not at any time use, promote, advertise, display or otherwise publish any of the Trademarks or any material utilizing or reproducing any of them in whole or in part, in such a manner as may adversely affect any of Licensor's rights therein.

B) Licensee shall cause to appear on all Licensed Items and on all materials on or in connection with which any of the Trademarks are used, such legends, markings and notices as may be required by law to give appropriate notice of all trademark, tradename or other rights therein or pertaining thereto.

C) Licensee shall not contest the validity of the Trademarks or any rights of Licensor therein, nor will Licensee willingly become an adverse party to litigation in which others shall

                                                              Page 5 of 11 Pages
contest the Trademarks or Licensor's said rights. In addition thereto, Licensee shall not in any way seek to avoid its obligations hereunder because of the assertion or allegation by any person(s) or government(s) that the Trademarks or any of them are invalid or by reason of any contest concerning the rights of Licensor therein.

D) Licensor shall file all applications and documents necessary to maintain its exclusive ownership of the Trademark for use on the Products in the Territory during the term of this Agreement and all renewal terms.

     G.P. 14 INFRINGEMENT AND OTHER TRADEMARK LITIGATION:

A) Licensee shall apprise Licensor as soon as practicable of any possible infringement of the Trademarks which comes to the attention of Licensee. Licensor at its sole cost and expense, and in its own name, shall prosecute and defend any action or proceeding which Licensor deems necessary or desirable to protect the Trademarks, including but not limited to actions or proceedings involving their infringement. Upon written request by Licensor, Licensee shall join Licensor at Licensor's sole cost in any such action or proceeding. In no event shall Licensee commence any action or proceeding to protect the Trademarks or any action or proceeding alleging infringement thereof without the prior written consent of Licensor. In addition, Licensee shall not unilaterally defend any infringement action unless it shall first make written demand upon Licensor so to do, and Licensor shall fail to do so in a timely manner. Any and all damages recovered in any action or proceeding commenced by Licensor shall belong solely and exclusively to Licensor. Notwithstanding the foregoing, Licensee may prosecute and defend, at its sole cost and expense, and in its own name, any action or proceeding to protect its designs or styles, provided, however, that, in connection therewith, Licensee shall indemnify and hold Licensor harmless from any liability (including attorney's fees and costs of defense) arising from any such action or proceeding, or from Licensee's creation or use of its designs or styles.

B) Licensor shall indemnify and hold Licensee harmless from any damage, cost or liability arising solely from Licensee's use of the Trademarks as authorized herein. Licensor shall not have any such obligation with regard to damages, costs or liabilities allegedly or actually arising, in whole or in part, from any other causes, including violations of laws and statutes governing antitrust regulation, trade regulation or unfair competition. Further, in the event of any threatened or actual action or proceeding in which they are or may be charged with jointly violating any antitrust, trade regulation or similar statute, Licensee may, at its option, choose to be represented in such threatened or actual action or proceeding by Licensor's counsel at no cost to Licensee for fees, costs or expenses. Licensor shall maintain full control of such threatened or actual action or proceeding and such representation of Licensee shall continue only so long as Licensor's counsel, in its sole discretion, is of the opinion that it may properly and ethically represent both Licensor and Licensee. Thereafter, Licensor's counsel shall continue to represent only Licensor and Licensee's continued defense shall be at its expense with separate counsel. Licensee shall, in a timely manner, execute and deliver to Licensor any pleading or other document necessary to carry out such change in legal representation.

C) Other than as expressly set forth in this Article G.P. 14, Licensee shall have no rights against Licensor with respect to any of the matters covered in this Article G.P. 14. Licensee shall

                                                              Page 6 of 11 Pages

under no circumstances incur legal expenses on Licensor's account without first obtaining Licensor's specific written authorization.

     G.P. 15 ADDITIONAL RESTRICTIONS UPON USE OF TRADEMARKS: Licensee shall not use or permit the use on any of the Licensed Items, or on any carton, container or packaging which is received by the general public (as opposed to retailers), any tag, label, sticker, or other mark or identification which includes with any of the Trademarks, including the name "Hang Ten", the name of Licensee or of any other person, firm or entity (e.g., "Hang Ten by Licensee") nor shall Licensee include or permit the inclusion, with the name "Hang Ten" or any of the other Trademarks, in any advertising or promotional material featuring any of the Licensed Items which is disseminated to the general public (as opposed to trade advertising) the name of Licensee or of any other person, firm or entity. In addition to the foregoing, Licensee shall not use or permit the use of any of the Trademarks, including the name "Hang Ten", on or in connection with any product or service, other than the Licensed Items, which are manufactured or sold by Licensee, or which is licensed by Licensee to others for manufacture or sale (e.g., "Licensed by the makers of Hang Ten"), nor shall any of the Trademarks be used as part of the company name of Licensee. It is the intention of the parties hereto and the purpose of this Article G.P. 15 that all of the Licensed Items, and only the Licensed Items, be identified to the general public solely by one or more of the Trademarks. Licensee also agrees to use a registration indicator in the form of a circle - R symbol (or any alternative indicator complying with the trademark laws of the country(s) in which Licensee uses the marks) in conjunction with the Trademarks, except that the registration indicator may be omitted from the trademarks where the marks are used as design elements on the Licensed Items. However, all labels and hang tags shall include the registration indicator.

     G.P. 16 DEFAULTS BY LICENSEE:
A) Except as otherwise expressly provided in this Agreement, i) in the event Licensee shall default in the performance of any of the terms, obligations and conditions on the part of Licensee to be performed hereunder, and if such default involves the payment of money and the same shall not be cured within ten
(10) days after Licensee's receipt of written notice, or if such default involves performance other than the payment of money and same shall not be cured within thirty (30) days after Licensee's receipt of written notice, or ii) if a Receiver is appointed to, or one or more creditors do take possession of all or substantially all of the assets of Licensee, or iii) if Licensee shall make a general assignment for the benefit of creditors, or iv) if any action is taken or suffered by Licensee under any insolvency or bankruptcy act; then, and in any one or more of such events, and in addition to any other rights which Licensor may have under this Agreement or at law or in equity, Licensor may immediately and without prior notice cancel and terminate this Agreement. In the event Licensee commits three or more defaults and corrections thereof of any nature during the term hereof and any extension, of which Licensor has given written notice, Licensor, in addition to its other rights hereunder and at law or in equity, may immediately and without prior notice, cancel and terminate this Agreement. The time for performance of any act required of either party shall be extended by a period equal to the period during which such party was actually prevented from performance by fire, flood, storm or other like casualty.

B) The termination of this Agreement for any reason shall not relieve Licensee of any accrued obligations to Licensor, nor shall such action relieve Licensee of any obligation or duty



                                                              Page 7 of 11 Pages
which, but for the termination of this Agreement, would have otherwise arisen under this Agreement, including without limitation, the obligation to pay Minimum Royalties for any Contract Years subsequent to the date of such termination.

     G.P. 17 DISPOSAL OF INVENTORY OF LICENSED ITEMS UPON TERMINATION OF LICENSE
AGREEMENT: Immediately upon the Termination or Cancellation of this License Agreement, for any reason whatsoever, Licensee shall discontinue its use of the Trademarks in connection with the design, manufacture and sale of the Licensed Items and Licensee shall no longer have the right to use the Trademarks in any form or manner.

     Licensor shall have a right of first refusal to purchase all finished goods and goods in progress (in production or on order) in the possession of Licensee at a price equal to the average wholesale price received by Licensee in the prior six (6) months for said goods. Licensor shall have fifteen (15) days from Licensor's receipt of a complete list of such inventory (itemized by style, size and color) of Licensed Items to be disposed of (including the applicable costs for same), in which to exercise said right of first refusal. In the event Licensor declines to exercise its right of first refusal within the stated time period, and if Licensee has fully complied with the terms of this Agreement, including the payment of all monies due to Licensor, Licensee shall have ninety
(90) days from the date of Termination or Cancellation of this License Agreement to dispose of its inventory of Licensed Items, provided however, that said disposal shall be through approved outlets acceptable to Licensor, in accordance with the terms and conditions stipulated in Article S.P. 15 hereof. If any of the Licensed Items remain unsold after the expiration of the ninety (90) day disposal period, Licensee shall then remove from the Licensed Items all identification of the trademarks, including but not limited to any labels, hang tags, wrappers and packaging on which the Trademarks appear, before they are further sold or distributed. Any unsold Licensed Items upon which the trademarks cannot be removed shall be destroyed by Licensee. Such destruction shall be attested to in a certificate signed by an independent third party, approved by Licensor, and delivered forthwith to Licensor. In the event that this Agreement was terminated by Licensor for cause, Licensor shall have the right to purchase the remaining goods at Licensee's cost with all other provisions of this paragraph remaining the same. Licensee agrees that any sales of Licensed Items following any termination for cause will cause Licensor undue harm for which monetary damages will not suffice, and Licensor shall be entitled to seek and obtain injunctive relief prohibiting Licensee from selling any Licensed Items following such termination.

     Licensee shall continue to abide by the terms of this Agreement with respect to such Licensed Items during the period that they are being disposed of as aforesaid, including without limitation, the payment of all royalties and fees in connection therewith. Neither Licensee nor any creditor (judgment or otherwise), assignee, transferee, trustee, or receiver of Licensee, or similar person or officer, or purchaser other than in the regular course of Licensee's business, may sell or transfer any of the Licensed Items until and unless all sums due Licensor from Licensee have been paid.

     G.P. 18 ADDITIONAL RIGHTS UPON TERMINATION: During the final Contract Year of the Term hereof or of any extension thereof, Licensor shall have the right to design, manufacture, and sell merchandise of the types covered by this Agreement


                                                              Page 8 of 11 Pages
and to negotiate and conclude such agreements as it desires pursuant to which it may grant licenses to any party or parties of any of the rights herein granted to Licensee, except that no merchandise herein identified as Licensed Items shall be shipped by Licensor, or any third party other than Licensee, prior to the expiration or termination of this Agreement (exclusive of the additional six
(6) month period for the disposition of the Licensed Items), but any successor Licensee may at all times solicit orders for shipment subsequent to the final Contract Year or any extension hereof.

     G.P. 19 GOOD WILL: Licensee acknowledges that the Trademarks have acquired a valuable secondary meaning and good will. Accordingly, Licensee shall not use the Trademarks in any manner whatsoever which, directly or indirectly, might derogate or detract from their secondary meaning or good will. Except as may be otherwise specified in this Agreement, Licensee shall not use any of the Trademarks or any name or symbol confusingly similar thereto as part of its company name or symbol or as part of the name or symbol of any company which it controls or which is affiliated with it.

     G.P. 20 INSURANCE: Licensee and its subcontractors and sublicensees, if any, shall carry product liability insurance with respect to the Licensed Items with a limit of liability of not less than US$1,000,000, and Licensor, its agents and affiliated companies shall be named therein as coinsured. Such insurance may be obtained in conjunction with a policy of product liability insurance which covers products other than the Licensed Items and shall provide for at least ten (10) days prior written notice to Licensor of the cancellation or substantial modification thereof. Licensee shall deliver to Licensor a certificate evidencing the existence of such insurance policies promptly after their issuance. Licensee hereby agrees to provide Licensor a copy of said insurance policy within sixty (60) days from the effective date of the License Agreement.

     G.P. 21 BROKERS: Each of the parties hereby represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby and agrees to indemnify the other and hold it harmless from any and all liabilities including, without limitation, reasonable attorney's fees and disbursements paid or incurred in connection with any such liabilities for any claimed brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     G.P. 22 RESERVED RIGHTS; OWNERSHIP: Rights not herein specifically and expressly granted to Licensee herein are reserved by Licensor and may be used by Licensor without limitation. Any use by Licensor of such reserved rights, including but not limited to the use or authorization of the use of the Trademarks in any manner whatsoever not inconsistent with Licensee's rights hereunder, shall not be deemed to be interference with or infringement of any of Licensee's rights, nor a breach of this Agreement. Licensee agrees that it does not and shall not possess any right, title or interest in the Trademarks, except the right to use the Trademarks in accordance with the terms and conditions of this Agreement, and that the Trademarks are and shall be the sole property of Licensor.


                                                              Page 9 of 11 Pages

     G.P. 23 ATTORNEY'S FEES; SITUS OF ACTIONS; APPLICABLE LAW: In the event any party hereto shall commence any action or proceeding against the other by reason of any breach or claimed breach in the performance of any of the terms or conditions of this Agreement, or to seek a judicial declaration of rights hereunder, the prevailing party in such action or proceeding shall be entitled to reasonable attorney's fees to be fixed by the trial court. This License Agreement shall be governed by, and construed in accordance with, the laws of the State of California. It is further agreed that this License Agreement is deemed to be consummated in the State of California and the forum for any dispute shall be the Federal Courts located in the State of California whose jurisdiction is the County of San Diego or the Superior Court of California for the County of San Diego, whichever is appropriate.

     G.P. 24 NON-AGENCY OF PARTIES: This Agreement does not constitute Licensee as the agent or legal representative of Licensor, or Licensor as the agent or legal representative of Licensee, for any purpose whatsoever. Licensee is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensor or to bind Licensor in any manner or thing whatsoever; nor is Licensor granted any right to authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensee or to bind Licensee in any manner or thing whatsoever. No joint venture or partnership between the parties hereto is intended or shall be inferred.

     G.P. 25 WAIVER BY LICENSOR: In the event Licensor shall at any time waive any of its rights under this Agreement or the performance by Licensee of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations, or a waiver of any other rights or obligations, and no waiver shall be effective unless made in writing by Licensor.

     G.P. 26 INTEGRATED AGREEMENT: This Agreement (both S.P.'s and G.P.'s) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes and replaces all prior understandings between the parties. No modifications, amendments or revisions hereof shall be of any force or effect unless the same are in writing and executed by the parties hereto. No officer, employee or representative of Licensor has any authority to make any representation or promise in connection with this Agreement or the subject matter hereof which is not contained herein; and Licensee agrees that it has not executed this Agreement in reliance upon any such representation or promise.

     G.P. 27 SEVERABILITY OF PROVISIONS: Any provisions of this Agreement which shall be finally determined invalid shall be ineffective but such invalidity shall not affect the remaining provisions hereof. The titles to the Articles hereof are for convenience only and have no substantive effect.

     G.P. 28 BINDING UPON SUCCESSORS: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Article shall not be construed to alter or modify the prohibitions upon assignments or transfers by Licensee expressed elsewhere in this Agreement.

                                      ####



                                                             Page 10 of 11 Pages

                                  APPENDIX "B"

                           Wire Transfer Instructions



To:                        Bank of America NT&SA
                           San Diego, California
                           ABA Number:  121000358

                           Company: International Licensing Corporation
                           Account Number:  13619-02403


               * Please specify in the comments section the name of the sender and the purpose of the payment.







                                                             Page 11 of 11 Pages